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                                                                     EXHIBIT F-1

                                  May 18, 2001

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D. C. 20549

Re:      DTE Energy Company
         DTE Enterprises, Inc.
         Application on Form U-1/A under the Public
         Utility Holding Company Act of 1935 (File No. 70-9589)

Ladies and Gentlemen:

         I have examined the Application, as amended, on Form U-1/A (the "Amended Application") of DTE Energy Company ("DTE") and DTE Enterprises, Inc. ("Enterprises") filed with the United States Securities and Exchange Commission (the "Commission") pursuant to the provisions of the Public Utility Holding Company Act of 1935 ("1935 Act").

         DTE is the parent holding company of The Detroit Edison Company, a Michigan corporation and public utility engaged in the generation, purchase, distribution and sale of electric energy in a 7,600 square mile area in southeastern Michigan. DTE also engages in numerous non-utility businesses, including energy-related services and products. Enterprises is a wholly-owned subsidiary of DTE.

         The Amended Application requests that the Commission issue an order authorizing the acquisition ("Merger") by DTE and Enterprises of all of the issued and outstanding shares of common stock of MCN Energy Group Inc. ("MCN"), a Michigan corporation and an exempt intrastate holding company under the 1935 Act, such acquisition to occur in accordance with the provisions of an Agreement and Plan of Merger, dated October 4, 1999, as amended November 12, 1999 and as further amended as of February 28, 2001, between DTE and MCN ("Merger Agreement"). The Merger Agreement provides that the MCN shall merge into Enterprises. MCN is the parent holding company of Michigan Consolidated Gas Company ("MichCon"), a Michigan corporation and a natural gas utility serving approximately 1.2 million customers in more than 500 communities throughout Michigan.

         I, as Associate General Counsel of DTE and Enterprises, have examined such corporate records, certificates and other documents and such matters of law as I have considered necessary or appropriate for purposes of this opinion, which is submitted to the Commission in accordance with General Instruction F.
(1) of the General Instructions to SEC Form U-1. Subject to the assumptions and conditions set forth herein, I am of the opinion that:


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         1.       All laws of the State of Michigan applicable to the Merger
                  Agreement and the Merger, as described or incorporated by reference in the Application, will have been complied with.

         2. Each of DTE, Enterprises and MCN is a corporation validly organized and duly existing under the laws of the State of Michigan.

         3. The DTE common stock to be issued in conjunction with the Merger will be validly issued, fully paid and nonassessable, and the holders thereof will be entitled to the rights and privileges appertaining thereto set forth in DTE's Articles of Incorporation, including associated share purchase rights pursuant to the Rights Agreement, dated as of September 20, 1997, between DTE and The Detroit Edison Company, as Rights Agent.

         4. The MCN common shares to be acquired in the Merger may be legally acquired by DTE.

         5. The consummation of the Merger will not violate the legal rights of the holders of any securities issued by DTE or any associate company thereof.

         6. The Merger and the DTE share issuance has been duly authorized and approved, to the extent required by law and applicable regulations, by the holders of common stock of MCN and DTE, respectively.

         The opinions expressed above are expressly subject to the following assumptions, qualification and/or exceptions:

                  A. DTE, Enterprises and MCN shall have obtained or made all required approvals, authorizations, consents, certificates, rulings and orders of, and all filings and registrations with, all applicable federal and state commissions and bodies and regulatory authorizations with respect to the Merger; and such approvals shall have become final and binding in all respects and shall remain in effect; and, further, the Merger shall have been completed in accordance with all such approvals, authorizations, consents, certificates, orders, filings and registrations.

                  B. The Merger shall have become effective in accordance with the laws of the State of Michigan.

                  C. The Commission shall have duly entered an appropriate order or orders with respect to the Merger granting and permitting the Application to become effective under the 1935 Act and the rules and regulations thereunder.


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                  D.    DTE, Enterprises and MCN (including subsidiaries
                        thereof), each as the case may be, shall have obtained all consents, waivers and releases, if any, required for the Merger under all applicable corporate transactions, including, without limiting the generality of the foregoing, debt instruments, indentures, franchises, licenses and permits.

                  E. DTE, Enterprises and MCN shall have complied with all material conditions of the Merger Agreement.


         This opinion is being delivered to the Commission in compliance with the General Instructions to Form U-1; it may not be utilized for any other purpose.

         I consent to the use of this opinion as Exhibit F-1 to the Amended Application.


                                                   Very truly yours,

                                                   /s/ Thomas A. Hughes
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                                                   Thomas A. Hughes
                                                   Assistant Vice President
                                                   and Associate General Counsel